Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Frank Constantinople – SVP, Investor Relations

Tel: +1-203-504-1063

fconstantinople@aircastle.com

The IGB Group

Leon Berman

Tel: +1-212-477-8438

lberman@igbir.com

Aircastle Appoints Michael Cave and Masumi Kakinoki to its Board of Directors

Stamford, CT. May 22, 2014 — Aircastle Limited (NYSE: AYR) (“Aircastle”) announced today the appointment of Michael J. Cave and Masumi Kakinoki to the company’s Board of Directors, increasing the Board to twelve members.

Until his recent retirement, Michael Cave served as a Senior Vice President of The Boeing Company and President of Boeing Capital Corp., the company’s financing arm. Prior to this position, Mr. Cave held a variety of senior roles including senior vice president of Business Development and Strategy for Boeing. From 2003 to 2005, Cave was Vice President and General Manager of Airplane Programs for Commercial Airplanes. In that position, he oversaw the 737, 747, 767 and 777 programs with a focus on strategy, product development and business results.

Mr. Kakinoki is currently the President and CEO of Marubeni America Corporation and is based in New York. Mr. Kakinoki began his career at Marubeni Corporation in 1980 and has served in several senior positions including as the Chief Operating Officer of the Power Projects and Infrastructure Division of Marubeni and as a Representative Director of Marubeni’s Board. He was also previously the Managing Executive Officer in charge of Marubeni’s Corporate Planning & Strategy Department and has led other corporate departments of Marubeni.

Ron Wainshal, Aircastle’s CEO, commented, “Having held a number of leadership positions at Boeing and McDonnell Douglas over a career that spanned more than 30 years, Mike Cave brings an extremely valuable perspective to Aircastle at a time when the industry is evolving rapidly. Kakinoki-san provides the Company with a broad and high-level international viewpoint that will be particularly useful given the growing role of the Asia-Pacific market in our business. We welcome both to our Board and look forward to working together.”

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2014, Aircastle’s aircraft portfolio consisted of 164 aircraft on lease with 65 customers located in 37 countries.

For more information on Aircastle, please visit www.aircastle.com.

SOURCE: Aircastle Limited